Corporate Profile

Belmont Bancorp. (the Corporation) is a $317 million bank holding company, incorporated in Ohio. Belmont National
Bank, a wholly-owned subsidiary of the Corporation, is an FDIC-insured, federally chartered commercial bank.

     The Bank delivers a comprehensive range of financial products and services to individuals, families, businesses and corporations through ten full service offices and two drive-up service locations. Belmont National Bank's primary market areas for its consumer, commercial, trust and investment services are Belmont, Harrison, Tuscarawas and Jefferson counties in Ohio, and Marshall and Ohio counties in West Virginia.

Financial Highlights
(unaudited) (000's except per share data)
                                                1995           1994   % change
          Net income                      $      4,206     $    3,234      30.1%
Operating Return on average assets                1.35%          1.12%
results   Return on average common equity        18.90%         16.71%
          Return on average total equity         18.42%         16.19%
Per       Net income                      $       1.95     $     1.49      30.8%
common    Dividend                               0.475          0.378      25.7%
share     Book value at year-end                 11.43           9.09      25.8%
At        Total assets                    $    317,279     $  312,963       1.4%
year-     Total loans                          159,957        147,096       8.7%
end       Total deposits                       246,850        255,923      -3.5%
          Total shareholders' equity            25,164         20,214      24.5%
Liquidity Average common equity
and         to average total assets               7.02%          6.52%
capital   Average total equity
ratios      to average total assets               7.34%          6.87%
          Tier one capital ratio                 13.07%         12.26%
          Total risk-based capital ratio         14.59%         13.21%
          Leverage ratio                          7.39%          6.33%
          Dividend payment ratio                 25.77%         27.49%


From Management

     1995 represented another year of continued growth and record profits for Belmont Bancorp. Your Corporation continues to show double digit income growth, with net income of $4,206,000 for all of 1995 compared to $3,234,000 for twelve months 1994, a 30.1% increase. On a per share basis this was $1.95 compared to $1.49, respectively.

     Equally impressive was our return on average equity and our return on average assets. Return on average equity increased to 18.90% from 16.71% in 1994. Return on average assets increased to 1.35% from 1.12% in 1994. Total shareholder equity increased 24.5% to $25,164,000 from $20,214,000.

     During 1995, our loan portfolio grew 8.7% to $159,957,000, our net interest margin increased from 4.25% to 4.55% and our loan quality improved. Nonperforming assets as a percentage of total assets decreased to only
0.23% of total assets from 0.34% of total assets.
Additionally, our allowance for possible loan loss as a percentage of total loans increased to 1.69% from 1.04%...excellent by any standard.

     Your Corporation is also pleased to announce that 1996 represents 150 years of service for Belmont National Bank; and we are still a young organization continuing to look for ways to service the needs of all the communities we serve.

     1996 also represents the year we moved Belmont National Bank headquarters to Wheeling, West Virginia. This move permits your Corporation to have an interstate presence ahead of the law change permitting most banks to do so. We believe this move helps the value of our franchise.

From Management

     We will not be resting on our laurels in 1996; we anticipate continued expansion in both Ohio and West
Virginia opening new offices in both states during the year.

     Personally, I would like to extend my sincere appreciation to all the officers and staff of the Corporation, and the Board of Directors whose dedication make Belmont Bancorp. and Belmont National Bank one of the top banking organizations in the country. I would especially like to thank William P. Goddard, who recently resigned from our Board of Directors. Bill's wisdom, advise and counsel will be missed by our whole organization.

     And, as always, I would like to thank our shareholders who have shown trust in the leadership of our Corporation and to whom we pledge our continuing best effort. We look forward to providing them with another prosperous year.

     This annual report pays tribute to our forefathers who founded our organization back in 1846. We hope you enjoy this brief visit to the past.

J. Vincent Ciroli, Jr.   Terrence A. Lee
President & CEO          Chairman

One Hundred and Fifty Years Young

     Belmont National Bank has the proud distinction of being one of the ten oldest financial institutions in the State of Ohio. Our roots go deep, representing an important part of our heritage as well as the development of the Ohio Valley and our communities.

     The Bank began in 1846 as the Belmont Branch of the State Bank of Ohio located in Bridgeport. Although there are few records from the Bank's early history, we do know that John C. Tallman was Cashier and John Warfield was
President.  The directors of the old State Bank were Jacob
Holloway, Ezekiel Harris, Henry Kennon, John Warfield, John
Kinsey, James Y. Patterson, John K. Newland, James A. Gray, and Hugh McNeely. Under the efficient management of these men, the bank withstood the Crash of 1857.

     The affairs of the Belmont Branch of the State Bank of Ohio were wound up by limitation in 1863 and reorganized under the name First National Bank of Bridgeport on December 5, 1863. In addition to being one of the first National Banks in the State of Ohio, First National Bank of Bridgeport was the 214th National Bank in the United States. It was funded with $200,000 of capital stock purchased by 80 shareholders at a cost of $100 per share. The Bank's largest investors were Jacob Holloway of Flushing (former director of the old State Bank) and John P. Smith of Pittsburgh, each purchasing 100 shares. Directors of the reorganized bank were Crispin Oglebay, William W. Holloway, Finley B. McGraw, Hiram W. Smith, and Ebenezer P. Rhodes. William W. Holloway was elected President, while John C. Tallman (former Cashier of the old State Bank) was retained as Cashier. Handwritten minutes from the Bank's board meetings indicate the President's salary was established at $1,000 per annum and the Cashier's salary at $2,000 per annum.

One Hundred and Fifty Years Young

     On January 30, 1864, a new bank was organized in St. Clairsville with $60,000 of capital stock purchased by 47 shareholders at a cost of $100 per share. It became the 315th National Bank in the United States. Directors of the new First National Bank of St. Clairsville were D. D. T. Cowen, Joseph Woodsmansee, Ross J. Alexander, John Darrah and David Brown. Judge D. D. T. Cowen, Attorney, was elected President, while H. C. Welday was retained as Cashier with a salary of $600 per annum. Judge Cowen continued to serve as the Bank's President until his death on April 9, 1884. Here are a few interesting notes from board meetings. "On motion it was resolved to buy twenty two feet front and thirty four feet deep of the southwest corner of H. C. Welday's Lot on the south side of Main Street for Six Hundred Dollars on which to build a Banking House." "Joseph B. Butler was employed to haul the stone for the Banking House at the rate of One Dollar per perch (a measure of length equal to 5 1/2 yards)." "On Board motion the Cashier was directed to subscribe for the Bank the sum of Twenty Five Dollars to help defray the expense of opposing the removal of the County Seat from St. Clairsville to Bellair." The board enjoyed having dinner together after board meeting adjournment. Ernst String's Restaurant and Johnson's and Wilson's Restaurant were favorites to "partake of an oyster supper." On April 18, 1865, the following notation was written: "On motion it was Ordered that the Cashier drape the Banking House in black and close the Bank on the 19th. It being the day of the funeral observance of the President of the United States Abraham Lincoln."
One Hundred and Fifty Years Young

In 1903, the First National Bank of Bridgeport reorganized under the name of Bridgeport National Bank with J. J. Holloway named President. The Bank weathered the depression and remained open until the Bank Holiday. It closed for just one day and then reopened. An advertisement which appeared in the Bridgeport High School's 1916 yearbook exclaimed the following for Bridgeport National Bank. "It passed through The Panic of 1857, The Great Civil War of 1861-1865, The Panic of 1873, The Panic of 1893 and The Panic of 1907. During these troublesome times no depositor was ever asked to wait one hour for his or her money."

     On December 22, 1958, an agreement was entered into by First National Bank in St. Clairsville to merge with Bridgeport National Bank to form Belmont County National Bank. O. A. Holsinger, the President of Bridgeport National Bank, was named President of Belmont County National Bank.

     On April 1, 1990, Belmont County National Bank changed its name to Belmont National Bank. On June 1 of that same year, the Bank expanded service into Harrison County with the purchase of assets and deposits of the First National Bank of Jewett. Service expansion continued into Tuscarawas County in 1992 when the Bank purchased the assets and deposits of three offices of Diamond Savings and Loan Association.

     Today, Belmont National Bank is beginning its expansion into West Virginia, with a newly opened office in the Woodsdale area of Wheeling and a soon to open office in Elm
Grove.

Belmont Bancorp. and Subsidiaries

Summarized Quarterly Financial Information
(Unaudited) ($000's except per share data)
                             First         Second          Third      Fourth
                           Quarter        Quarter        Quarter     Quarter
1995
Interest income         $    5,876     $    5,785     $    5,955  $    5,838
Interest expense             2,746          2,648          2,791       2,742
Net interest income          3,130          3,137          3,164       3,096
Provision for credit           400            300            200         250
losses
Security gains (losses)        127             37             18         (80)
Net overhead                 1,488          1,413          1,377       1,662
Income before income         1,369          1,461          1,605       1,104
taxes
Income taxes                   363            363            385         222
Net income              $    1,006     $    1,098     $    1,220   $     882
Net income per
common share            $     0.46     $     0.51     $     0.57   $    0.41

1994
Interest income         $    4,250     $    4,702     $    5,250   $   5,513
Interest expense             1,887          2,039          2,331       2,550
Net interest income          2,363          2,663          2,919       2,963
Provision for credit           250            270             85         200
losses
Security gains (losses)         15             (3)            (2)        (73)
Net overhead                 1,269          1,411          1,377       1,722
Income before income           859            979          1,455         968
taxes
Income taxes                   218            187            320         302
Net income              $      641     $      792     $    1,135   $     666
Net income per common
share                   $     0.29     $     0.37     $     0.53   $    0.30

1993
Net income              $      301     $      332     $    1,125   $     811
Net earnings per common
share                   $     0.14     $     0.15     $     0.52   $    0.37

Belmont Bancorp. and Subsidiaries

Consolidated Five Year Summary of Operations
For the Years Ending December 31, 1995, 1994, 1993, 1992,
1991 (Unaudited) ($000's except per share data)
                                  1995       1994       1993       1992       1991
Interest income                $ 23,454   $ 19,715   $ 16,789   $ 14,717   $ 16,198
Interest expense                 10,927      8,807      8,616      8,082     10,091
Net interest income              12,527     10,908      8,173      6,635      6,107
Provision for credit losses       1,150        805        577        405        125
Net interest income after
 provision for credit losses     11,377     10,103      7,596      6,230      5,982
Securities and trading gains
(losses)                            102        (63)       943        323         44
Other operating income            1,683      1,290      1,193        966        915
Operating expenses                7,623      7,069      6,757      5,107      4,629
Income before income taxes        5,539      4,261      2,975      2,412      2,312
Income taxes                      1,333      1,027        406        574        528
Net income                        4,206   $  3,234    $ 2,569   $  1,838   $  1,784
Earnings per common share(1)       1.95   $   1.49    $  1.18   $   0.85   $   0.84
Cash dividend declared per
share (1)                      $  0.475   $  0.378    $ 0.331   $  0.324   $  0.320
Book value per common
share (1)                      $  11.43   $   9.09    $  8.68   $   7.84   $   7.31
Total loans                    $159,957   $147,096    $125,232  $113,977   $ 78,055
Total assets                    317,279    312,963     267,505   267,332    197,015
Total deposits                  246,850    255,923     243,232   245,743    176,859
Total shareholders' equity       25,164     20,214      19,355    17,565     15,445

(1) Restated for stock dividends paid during 1994 and 1995.

Belmont Bancorp. and Subsidiaries

Assets
                                                         1995           1994
Cash and due from banks                           $    10,175    $    11,770
Securities available for sale (at market value)       112,109         49,132
Securities held to maturity (market value of
     $23,758  - 1995; and $86,828  - 1994)             23,726         92,463
Loans                                                 159,957        147,096
Less allowance for possible loan losses                (2,703)        (1,537)
    Net loans                                         157,254        145,559
Premises and equipment, net                             5,090          4,648
Other real estate owned                                   579            586
Accrued income receivable                               2,150          2,133
Other assets                                            6,196          6,672
    Total assets                                  $   317,279    $   312,963
Liabilities and Shareholders' Equity
Liabilities
Non-interest bearing deposits:
    Demand                                        $    26,494    $    27,269
Interest bearing deposits:
    Demand                                             27,193         26,273
    Savings                                            78,883         84,023
    Time                                              114,280        118,358
Total deposits                                        246,850        255,923
Short-term borrowings                                  38,665         35,498
Long-term debt                                          4,802            -
Accrued interest on deposits and other borrowings         661            590
Other liabilities                                       1,137            738
    Total liabilities                                 292,115        292,749
Shareholders' Equity
Preferred stock - authorized 90,000 shares with no
    par value; issued and outstanding, none               -              -
Senior cumulative preferred stock - authorized,
    issued and outstanding 10,000 shares with a
    $100 par value                                      1,000          1,000
Common stock - in 1995 $0.50 par value, 8,900,000
    shares authorized, 2,115,476 issued; in 1994
    $3.57 par value, 1,750,000 shares authorized;
    1,057,738 issued.                                   1,057          3,777
Surplus                                                 7,781          5,061
Treasury stock (832 shares in 1995 and 424 shares
    in 1994.)                                              (8)            (8)
Retained earnings:
    Unappropriated                                     14,148         11,026
    Appropriated for contingencies                        850            850
    Net unrealized  gain (loss) on securities
    available for sale                                    336         (1,492)
      Total shareholders' equity                       25,164         20,214
      Total liabilities and shareholders' equity  $   317,279    $   312,963

The accompanying notes are an integral part of the financial statements.


Belmont Bancorp. and Subsidiaries

Consolidated Statements of Income
For the Years Ended December 31, 1995, 1994 and 1993
($000's)
Interest Income
                                              1995          1994        1993
Loans and lease financing:
  Taxable                              $    13,924    $    11,499    $ 10,508
  Tax-exempt                                   288            190         167
Investment securities:
  Taxable                                    7,638          6,714       5,080
  Tax-exempt                                 1,424          1,209         643
Dividends                                      133             98         221
Interest on trading securities                  -               1          45
Interest on federal funds sold                  47              4         125
  Total interest income                     23,454         19,715      16,789
Interest Expense
Deposits                                     9,022          7,865       8,525
Short-term borrowings                        1,905            942          91
  Total interest expense                    10,927          8,807       8,616
  Net interest income                       12,527         10,908       8,173
Provision for Possible Loan Losses           1,150            805         577
  Net interest income after provision
  for possible loan losses                  11,377         10,103       7,596
Non-Interest Income
Trust fees                                     413            341         274
Service charges on deposits                    555            527         474
Other operating income                         715            422         445
Investment securities gains (losses)           102            (64)      1,059
Trading gains (losses)                          -               1        (116)
  Total non-interest income                  1,785          1,227       2,136
Non-Interest Expense
Salary and employee benefits                 3,357          2,946       2,808
Net occupancy expense of premises              552            533         541
Equipment expenses                             764            618         491
Other operating expenses                     2,950          2,972       2,917
  Total non-interest expense                 7,623          7,069       6,757
  Income before income taxes                 5,539          4,261       2,975
Income Taxes                                 1,333          1,027         406
  Net income                            $    4,206     $    3,234  $    2,569
Weighted - Average Number of Shares
  Outstanding                            2,114,644      2,114,524   2,114,020
Earnings Per Common Share               $     1.95     $     1.49  $     1.18

The accompanying notes are an integral part of the financial statements.



Belmont Bancorp. and Subsidiaries

Consolidated Statements of Shareholders' Equity
For the Years Ended December 31, 1995, 1994 and 1993
($000's)
                                                                           Unrealized
                                                                           Gain (Loss)
                                             Retained Earnings             on Securities
            Preferred    Common              Unappro-    Appro-   Treasury Available
                Stock     Stock     Surplus   priated   priated   Stock     for Sale
Balance,
December 31,
1992               $ 1,000  $ 2,749  $ 3,647  $ 9,333  $  850  $  (14)    $     -
1993 Net income          -        -        -    2,569       -       -           -
Cash dividend
declared:
  Preferred stock        -        -        -      (80)      -       -           -
  Common stock
  ($.331 per share)      -        -        -     (700)      -       -           -
Sale of treasury
stock                    -        -        -        -       -       1
Balance, December
31,1993              1,000    2,749    3,647   11,122     850     (13)          -
Effect of adopting
SFAS 115                 -        -        -        -       -       -           6
10% Common stock
dividend
at fair market
value                    -      274    1,413   (1,687)      -       -           -
25% Common stock
dividend
at par value             -      754        -     (754)      -       -           -
1994 Net income          -        -        -    3,234       -       -           -
Cash dividends
declared:
  Preferred stock        -        -        -      (80)      -       -           -
  Common stock
  ($.378 per share)      -        -        -     (799)      -       -           -
  Cash paid in lieu-
  stock dividends        -        -        -      (10)      -       -           -
Change in
unrealized
loss-
  securities
  available
  for sale               -        -        -        -       -       -      (1,498)
Sale of treasury
stock                    -        -        1        -       -       5           -
Balance, December
31,1994            $ 1,000  $ 3,777  $ 5,061  $11,026  $  850  $   (8)    $(1,492)
Transfer to surplus
resulting from
change in par value
of common stock          -   (3,248)   3,248        -       -       -           -
2 for 1 stock split      -      528     (528)       -       -       -           -
1995 Net Income          -        -        -    4,206       -       -           -
Cash dividends
declared:
  Preferred stock        -        -        -      (80)      -       -           -
  Common stock (per
  share $.475)           -        -        -   (1,004)      -       -           -
Change in
unrealized
gain (loss)-
  securities
  available
  for sale               -        -        -        -       -       -       1,828
Balance, December
31, 1995           $ 1,000  $ 1,057  $ 7,781  $14,148  $  850  $   (8)    $   336

The accompanying notes are an integral part of the financial statements.


Belmont Bancorp. and Subsidiaries

Consolidated Statements of Cash Flows
For the Years Ended December 31, 1995, 1994 and 1993
($000's)
                                           1995           1994          1993
Operating Activities
Net income                            $    4,206     $    3,234     $    2,569
Adjustments to reconcile net income
to net cash flows
provided (used) by operating
activities:
  Provision for loan losses                1,150            805            577
  Depreciation and amortization
  expense                                    601            519            446
  Amortization of investment security
  premiums                                 1,123          1,877          3,025
  Accretion of investment security
  discounts
  and interest recorded on zero-
  coupon securities                         (305)          (403)          (601)
  Investment securities (gains)
  losses                                      11             10            205
  Trading (gains) losses                       -             (1)           116
  (Gains) losses on securities
  available for sale                        (113)            55         (1,264)
  Proceeds from sale of securities
  held in trading account                      -          1,517         11,196
  Purchase of securities for
  trading account                              -         (1,516)       (13,346)
  Loss (gain) on sale of fixed
  assets                                      23              2            (29)
  Gain on sale of loans                     (136)           (23)           (67)
  Gain on sale of other real
  estate owned                                 -             (1)             -
  (Increase) decrease in interest
  receivable                                 (17)          (420)            38
  Increase (decrease) in interest
  payable                                     71            137           (265)
  Purchase of life insurance
  contracts                                    -              -           (194)
  Others, net                                (65)         1,859           (734)
    Net cash provided (used) by
    operating activities                   6,549          7,651          1,672
Investing Activities
  Proceeds from sales of
  investment securities                        -              -         21,558
  Proceeds from maturities and
  calls of investment
  securities                              12,154          3,207            899
  Purchase of securities
  available for sale                    (106,839)       (26,052)       (78,448)
  Purchase of investment
  securities                              (2,321)       (47,621)       (85,103)
  Proceeds on sale of
  securities available for sale           85,414         16,198        104,137
  Principal collected on mortgage-
  backed securities                       19,405         29,434         50,537
  Net increase in loans and leases,
  net of charge-offs                     (23,491)       (25,486)       (15,002)
  Proceeds on sale of loans               10,816          2,104          3,841
  Loans purchased                            (94)             -           (185)
  Recoveries on loans
  previously charged-off                      67             55             50
  Proceeds from sale of other
  real estate owned                            -             84            210
  Purchase of premises and
  equipment                               (1,071)          (711)          (842)
  Proceeds from sale of fixed
  assets                                       4              1             29
    Net cash provided by (used
    in) investing activities              (5,956)       (48,787)         1,681
Financing Activities
  Net increase (decrease) in
  deposits                                (9,073)        12,691         (2,511)
  Net increase (decrease) in short-
  term borrowings                          3,167         31,789            716
  Proceeds from the issuance of
  long-term debt                           4,805              -              -
  Payments on long-term debt                  (3)             -              -
  Dividends paid on common and
  preferred stock                         (1,084)          (889)          (780)
  Sale of treasury stock                       -              6              1
    Net cash provided by (used
    in) financing activities              (2,188)        43,597         (2,574)
Increase (Decrease) in Cash and
Cash Equivalents                          (1,595)         2,461            779
Cash and Cash Equivalents at
Beginning of Year                         11,770          9,309          8,530
Cash and Cash Equivalents at
End of Year                           $   10,175     $   11,770     $    9,309

The accompanying notes are an integral part of the financial statements.


Belmont Bancorp. and Subsidiaries

Notes to the Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993

1. Summary of Significant Accounting Policies
The accounting and reporting policies and practices of the Corporation are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant of these policies and practices are summarized below.
Nature of Operations: Belmont Bancorp. provides a variety of banking services to individuals and businesses through the branch network of its wholly-owned subsidiary, Belmont
National Bank (BNB). BNB operates nine full-service banking facilities located in Belmont, Harrison and Tuscarawas
Counties in Ohio. In 1995, BNB received approval from the Office of the Comptroller of the Currency to move its headquarters to Wheeling, West Virginia. Its tenth full-service banking facility was opened in Wheeling in January
1996.

Principles of Consolidation: The consolidated financial statements include the accounts of Belmont Bancorp. and its wholly-owned subsidiaries, Belmont National Bank and Belmont Financial Network, Inc. Material intercompany accounts and transactions have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Held to Maturity Securities: These securities are purchased with the original intent to hold to maturity and events which may be reasonably anticipated are considered when determining the Corporation's intent and ability to hold to maturity. Securities meeting such criteria at date of purchase and as of the balance sheet date are carried at cost, adjusted for amortization of premiums and accretion of discounts.

Available for Sale Securities: Debt and equity securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at market value with net unrealized gains and losses, net of tax, reflected as a component of shareholders' equity until realized. Securities held for indefinite periods of time include securities that may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks as part of the Corporation's overall asset/liability management strategy. Prior to December 31, 1993, marketable equity securities were carried at the lower of aggregate cost or market value with net unrealized gains and losses reflected as adjustments to retained earnings. Market value depreciation below cost on debt securities held for sale prior to December 31, 1993, was required to be reflected in current period earnings.

Trading Securities: Trading securities are held for resale within a short period of time and are stated at market value. Trading gains and losses include the net realized gain or loss and market value adjustments of the trading account portfolio.

Income Recognition: Income earned by the Corporation and its subsidiaries is recognized principally on the accrual basis of accounting. Certain fees, principally service, are recognized as income when billed. The subsidiary bank suspends the accrual of interest when, in management's opinion, the collection of all or a portion of interest has become doubtful. Generally, when a loan is placed on non-accrual, the bank charges all previously accrued and unpaid interest against income. In future periods, interest will be included in income to the extent received only if complete principal recovery is reasonably assured.
The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 114 and No. 118, "Accounting for Creditors for Impairment of a Loan." It is the Corporation's policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Since the adoption of SFAS Nos. 114 and 118, the Corporation had no loans which management has determined to be impaired.
The Corporation defers and amortizes loan fees and related origination costs. These fees and costs are amortized into interest or other income over the estimated life of the loan using a method which approximates the interest method.

Direct Financing Leases: The leasing operation of the Corporation consists of the leasing of various types of equipment under leases classified as direct financing leases. Interest and service charges, net of initial direct costs, are deferred and reported as income in decreasing amounts over the term of the lease so as to provide an approximate constant yield on the outstanding principal balance.

Allowance For Loan Losses: The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowance for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Belmont Bancorp. and Subsidiaries

Notes to the Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993 (000's)

1. Summary of Significant Accounting Policies (continued) Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed generally using the straight line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight line basis over the lease period. When units of property are disposed of, the premises and equipment accounts are relieved of the cost and the accumulated depreciation related to such units. Any resulting gains or losses are credited to or charged against income. Costs of repairs and maintenance are charged to expense as incurred. Major renewals and betterments are capitalized at cost.

Other Real Estate: Real estate acquired in satisfaction of indebtedness is recorded at the lesser of the loan balance prior to foreclosure, plus certain costs incurred for improvements to the property, or fair value less estimated selling costs of the property.

Earnings Per Common Share: Earnings per common share are calculated based on net income after preferred dividend requirements and the weighted average number of shares of common stock outstanding during the year.

Stock Split and Stock Dividends: On February 2, 1994, the Corporation distributed 76,672 shares of common stock in connection with a 10% stock dividend. On July 22, 1994, the Corporation distributed 211,275 shares of common stock in connection with a 25% stock dividend.

On February 21, 1995, the Corporation declared a two-for-one stock split, which was effected in the form of a 100% stock dividend to shareholders of record on May 1, 1995, and paid on May 8, 1995.

On April 18, 1995, shareholders approved a change in the par value of the Corporation's common stock to $0.50 per share from $3.57 per share. Shareholder approval was also received to increase the number of shares of common stock authorized to 8,900,000.

Excess of Cost Over Net Assets Acquired: The excess of cost over net assets of branches purchased in 1991 is being amortized on the straight line method over ten years. The excess of cost over net assets of branches purchased in 1992 is being amortized on the straight line method over a five to eight year period for the portion allocated to the core deposit base and ten years for the remaining excess. The unamortized balances at December 31, 1995 and 1994, were $1,508,000 and $1,923,000, respectively. Amortization charged to expense was $415,000 in 1995 and 1994, and $416,000 in 1993.

Reclassifications: Certain prior year amounts have been reclassified to conform with current year presentation.

2. Changes in Accounting Policies

On January 1, 1994, the Corporation adopted Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires entities to classify debt and equity securities as either held to maturity, available for sale, or trading securities. Under SFAS No. 115, held to maturity securities are recorded at amortized cost; whereas available for sale securities and trading securities are carried at market value. SFAS No. 115 further requires that unrealized gains and losses on available for sale securities be reported, net of tax, as a separate component of shareholders' equity. Adoption of SFAS No. 115 had no effect on current year earnings.

In November 1995, the Financial Accounting Standards Board issued implementation guidance on SFAS No. 115. In accordance with this guidance, the Corporation reassessed the appropriateness of the classifications of all securities. As a result, securities with an amortized cost of $56,490,000 and unrealized loss of $95,000 were transferred from the held to maturity category to the available for sale category in December 1995.

In 1993, the Corporation adopted Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach which recognizes the amount of taxes payable or refundable in the current year and deferred tax consequences of events that have been recognized previously in financial statements or tax returns. The impact on tax expense in 1993 due to adoption of SFAS No. 109 was a consolidated benefit of $28,109 recorded as of January 1, 1993.

In 1993, the Corporation adopted Financial Accounting
Standards No. 106, "Employers Accounting for Post-retirement
Benefits Other Than Pensions." The effect of this change was to decrease net income for 1993 by $138,000 ($ .07 per share).

3. Investment Securities

The estimated market value of investment securities are as follows at December 31:

                                 1995                               1994
                           Gross      Gross Est.              Gross      Gross Est.
                Amort Unrealized Unrealized Market Amort Unrealized Unrealized Market
                 Cost      Gains     Losses  Value  Cost      Gains     Losses  Value
Securities
held to
maturity:
U.S.
Treasury
securities
and
obligations
of U.S.
Government
corporations
and agencies       $2,269  $    -  $  (65)$  2,204 $ 4,248   $   22  $  (312) $ 3,958
Obligations of
states and
political
subdivisions        5,034     127     (78)   5,083  24,244       51   (1,615)  22,680
Mortgage
derivative
securities                                          12,695        -     (836)  11,859
Mortgage-backed
securities         16,423     147     (99)  16,471  51,276        7   (2,952)  48,331
Total held to
maturity          $23,726  $  274   $(242)$ 23,758 $92,463   $   80  $(5,715) $86,828


Securities
available for
sale:
U.S. Treasury
securities and
obligations of
U.S. Govern
ment
corporations
and agencies      $12,697  $   66   $   - $ 12,763 $ 6,388   $    -  $  (128) $ 6,260
Obligations
of states and
political
subdivisions       18,162     296     (86)  18,372       -        -        -        -
Mortgage
derivative
securities          9,180     256     (58)   9,378     938        -      (87)     851
Mortgage-
backed
securities         69,315     466    (431)  69,350  42,000        3   (2,048)  39,955
Total debt
securities        109,354   1,084    (575) 109,863  49,326        3   (2,263)  47,066
Equity
securities          2,246       -       -    2,246   2,066        -        -    2,066
Total
available
for sale         $111,600  $1,084   $(575)$112,109 $51,392   $    3  $(2,263) $49,132

The amortized cost and estimated market value of investment securities at December 31, 1995, by contractual maturity, follow. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                           Securities            Securities
                         Held to Maturity    Available for Sale
                                 Estimated            Estimated
                        Amortized   Market    Amortized  Market
                            Cost     Value      Cost      Value
Due in one year or less  $    35   $    35  $      -   $      -
Due after one year
     through five years    2,923     2,887    12,420     12,476
Due after five years
     through ten years     1,141     1,165     5,946      6,021
Due after ten years        3,204     3,200    12,493     12,638
Mortgage-backed
securities                16,423    16,471    69,315     69,350
Mortgage derivative
securities                     -         -     9,180      9,378
Equity securities              -         -     2,246      2,246
     Total               $23,726   $23,758  $111,600   $112,109

At December 31,1995 and 1994, the mortgage derivative securities consist solely of collateralized mortgage obligations (CMOs) including one principal-only CMO with a book value of $267,000 and an estimated fair market value of $209,000 at December 31, 1995. At December 31, 1995,
securities held to maturity include a U.S. Government agency structured note with a carrying value of $2,269,000 and an estimated market value of $2,204,000; securities available for sale include two U.S. Government agency structured notes with a carrying value of $1,931,000 and estimated market value of $1,997,000.

Sales and write-downs of investment securities resulted in
the following:
                                       1995           1994         1993
Proceeds from sales             $    85,414    $    16,198    $  21,558
Gross gains                             464             31          790
Gross losses                           (352)           (86)        (191)
Realized losses on market
declines                                  -              -         (804)
Losses on securities called             (26)            (9)           -
Gains on securities called               16              -            -

All securities sold were classified as available for sale at the time of sale. There were no transfers of securities between classifications, except for those discussed in Note
2.

Assets carried at $39,149,000 and $36,538,000 at December
31, 1995 and 1994, respectively, were pledged to secure
United States Government and other public funds, and for other purposes as required or permitted by law.

4. Loans and Allowance for Possible Loan Losses

Loans outstanding at December 31 are as follows:

                                             1995           1994
Real estate-construction                $    1,530     $    1,801
Real estate-mortgage                        69,999         76,094
Real estate-secured by nonfarm,
     nonresidential property                28,744         23,701
Commercial, financial and agricultural      46,055         35,036
Obligations of political subdivisions
in the U.S.                                  4,477          3,947
Installment and credit card loans to
individuals                                  9,149          6,512
Direct financing leases                          3              5
Loans receivable                        $  159,957     $  147,096

The bank discontinues accruing interest income on loans and leases when, in the opinion of management, the collectibility of such interest appears doubtful. Non-accruing loans and leases amounted to $162,000 and $478,000 at December 31, 1995 and 1994, respectively. The after-tax effect of the interest that would have been accrued on these loans was $5,000 in 1995 and $38,000 in 1994.

The following is an analysis of loan activity to directors,
executive officers, and their associates (see Note 12):
                                    1995          1994
Balance previously reported        $4,904        $2,775
New loans during the year           4,097         3,716
          Total                     9,001         6,491
Less repayments during the year     2,201         1,587
Balance, December 31               $6,800        $4,904

Activity in the allowance for loan losses is summarized as
follows:
                                               December 31
                                         1995       1994    1993
Balance at beginning of year            $1,537     $1,617  $1,024
Additions charged to operating expense   1,150        805     577
Recoveries on loans previously
     charged-off                            67         55      50
          Total                          2,754      2,477   1,651
Loans charged-off                           51        940      34
Balance at end of year                  $2,703     $1,537  $1,617

The entire allowance represents a valuation reserve which is available for future charge-offs.

5. Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization, as follows:

                                                                    Original
                                                 December 31     Useful Life
                                              1995          1994       Years
Land and land improvements               $    1,009     $     734
Buildings                                     3,534         3,138     30 - 50
Furniture, fixtures and equipment             4,272         3,971      5 - 12
Leasehold improvements                          373           406      5 - 20
          Total                               9,188         8,249
Less accumulated depreciation
     and amortization                         4,098         3,601
Premises and equipment, net              $    5,090     $   4,648

Charges to operations for depreciation and amortization approximate $601,000, $519,000, and $446,000 for 1995, 1994, and 1993, respectively.

6. Deposits

The distribution of the bank's deposits at December 31, 1995 and 1994, are as follows:

                           1995                                 1994
               Non-                              Non-
           interest                          interest
            Bearing      Interest Bearing     Bearing      Interest Bearing
             Demand  Demand  Savings    Time  Demand   Demand Savings   Time
Individuals,
partnerships
and Corpora-
tions        $12,422 $27,193 $78,883 $110,258 $16,978 $26,273 $84,023 $113,319
U.S.
Government       272       -       -        -     197       -       -        -
States and
political
subdivisions  12,124       -       -    4,022   7,460       -       -    5,039
Other
depository
institutions
in the U.S.        -       -       -        -       -       -       -        -
Certified,
officers'
checks,
travelers
cheques,
etc.           1,676       -       -        -   2,634       -       -
  Total      $26,494 $27,193 $78,883 $114,280 $27,269 $26,273 $84,023 $118,358

6. Deposits (continued)

Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $11,877,000 at December 31, 1995, and $12,090,000 at
December 31, 1994. A maturity distribution of time certificates of deposit of $100,000 or more follows:

                                                      1995           1994
Due in three months or less                     $    3,626     $    3,697
Due after three months through six months            3,303          3,073
Due after six months through twelve months           3,312          2,182
Due after one year through five years                1,327          3,036
Due after five years                                   309            102
Total                                           $   11,877     $   12,090
(/TABLE>

7. Short-Term Borrowings

Short term borrowings consist of advances from the Federal
Home Loan Bank of Cincinnati, federal funds purchased and securities sold under agreement to repurchase.
Federal funds purchased and securities sold under agreements to repurchase represent primarily overnight borrowings.
Information related to these borrowings is summarized below:

                                                 1995      1994       1993
Securities sold under repurchase agreements:
     Balance at year end                      $14,539    $8,736     $3,709
     Average during the year                  $17,669    $8,210     $3,581
     Maximum month-end balance                $24,012    $9,653     $4,319
     Weighted average rate during the year       4.82%     3.56%      2.25%
     Rate at December 31                         3.05%     4.93%      2.75%
Federal funds purchased:
     Balance at year end                      $     -    $4,500        N/A
     Average during the year                  $   700    $  397        N/A
     Maximum month-end balance                $     -    $4,500        N/A
     Weighted average rate during the year       6.87%     4.43%       N/A
     Rate at December 31                            -      6.25%       N/A

Advances from the Federal Home Loan Bank of Cincinnati are made under a blanket agreement which allows for maximum borrowings of $30,000,000. Each advance is for a ninety day term and bears interest at a variable rate, adjusted daily. Collateral for the advances consists of residential mortgage loans and shares of stock of the Federal Home Loan Bank of Cincinnati. Information related to these borrowings at December 31, 1995 and 1994, is summarized below:

                                               1995           1994
Balance outstanding                     $    24,126    $    22,262
Interest rate at December 31                   6.15%          7.00%
Collateral:
     Residential mortgage loans         $    36,190    $    33,393
     Federal Home Loan Bank stock       $     1,844    $     1,724

8. Long-Term Debt

Long-term debt consists of advances from the Federal Home Loan Bank of Cincinnati. Fixed-rate, single payment loans totaling $4,000,000 at December 31, 1995, mature in 1997 and 1998 with interest rates ranging from 5.9% to 7.0%. Fixed rate, amortizing loans totaling $802,000 at December 31, 1995, reach final maturity in years 1998 through 2015, with interest rates ranging from 5.55% to 6.95%. The loans are secured by residential mortgage loans with a carrying value of $7,203,000 and Federal Home Loan Bank Stock.
Scheduled principal payments on long-term debt in each of the five years subsequent to December 31, 1995 are as follows:
               1996     $      119
               1997     $    2,125
               1998     $    2,133
               1999     $       29
               2000     $       31

9. Income Tax

As discussed in Note 1, the Corporation adopted the Financial Accounting Standards Board Statement 109 as of
January 1, 1993. The cumulative effect of the change in accounting for income tax of $(28,000) is determined as of January 1, 1993. The effect on the Statement of Income is considered immaterial ($ .01 per share), and the total is included in the income tax expense for 1993.
The components of applicable income taxes are as follows:

                                           Year Ended December 31
                                  1995          1994        1993
Currently payable           $    1,726        $  880    $    775
Deferred                          (393)          147        (369)
          Income tax        $    1,333        $1,027    $    406

The following temporary differences gave rise to the deferred tax asset at December 31, 1995 and 1994:

                                                    1995      1994
Allowance for loan losses                       $    770  $    373
Interest on non-accrual loans                          9        20
Unrealized (gains) losses on investments            (145)      805
Deferred loan origination fees                        19        25
Deferred compensation and liability
for future employees benefits                         81        78
Intangible assets                                    216       150
Premises and equipment due to
  differences in depreciation                       (121)      (101)
Direct finance leases                                (86)      (102)
Federal Home Loan Bank stock dividends               (84)       (44)
  Total deferred tax assets                     $    659  $   1,204

9. Income Tax (continued)

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                               1995               1994              1993
                         Amount   Percent   Amount   Percent   Amount   Percent
Tax at statutory rate    $1,883      34.0   $1,449      34.0   $1,011      34.0
Reductions in taxes
resulting from:
  Tax exempt interest
  on investments
  and loans                (582)    (10.5)    (476)    (11.2)    (275)     (9.2)
Non-taxable portion-
dividends                     -         -        -         -      (45)     (1.5)
Excess of tax loss over
book gains on
investment securities       (22)     (0.4)       -         -     (161)     (5.4)
Utilization of capital
loss carrybacks               -         -        -         -     (112)     (3.8)
Earnings on life
insurance policies          (33)     (0.6)     (18)     (0.4)     (20)     (0.7)
Non-deductible
interest expense             75       1.4       64       1.5       50       1.7
Others - net                 12       0.2        8       0.2      (14)     (0.5)
Cumulative effect of
adoption of FASB 109          -         -        -         -      (28)     (1.0)
Actual tax expense       $1,333      24.1   $1,027      24.1   $  406      13.6

The bank has available $623,000 in capital loss carryforwards. This amount will expire in 1998.

10. Employee Benefit Plans

The Corporation has a profit-sharing retirement plan which includes all full-time employees who have reached the age of twenty-one and have completed a least one year of service. Each participant can elect to contribute to the plan an amount not to exceed 10% of their salary. The plan provides for an employer matching contribution on the first 4% of the participant's elective contribution. In addition to the matching contribution, the plan provides for a discretionary contribution to be determined by the bank's board of directors.

Total pension expense for 1995, 1994, and 1993 was $242,000, $180,000, and $105,000, respectively.

In addition to providing the profit-sharing plan, Belmont Bancorp. sponsors two defined benefit post-retirement plans that cover both salaried and nonsalaried employees. Employees must be fifty-five years old and have ten years of service to qualify for both plans. One plan provides medical and dental benefits, and the other provides life insurance benefits. The post-retirement health care plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. On January 1, 1993, Belmont Bancorp. adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Post-retirement Benefits Other than Pensions." The statement requires the accrual of the expected cost of providing post-retirement benefits to employees and certain dependents during the years that an employee renders service.

The following table sets forth the plan's combined funded status reconciled with the amount shown in the Corporation's balance sheet at December 31:

                                                       1995      1994
Accumulated post-retirement benefit obligation:
     Retirees                                       $    42   $    40
     Fully eligible active plan participants             50        46
     Other active plan participants                      53        35
                                                        145       121
     Plan assets at fair value                            -         -
       Accumulated post-retirement benefit
       obligation in excess of plan assets              145       121
     Unrecognized net gain (loss) from past
       experience different from that assumed
       and from changes in assumptions                  (26)      (14)
     Prior service cost not yet recognized
       in expense                                        38        51
     Unrecognized transition obligation                 (12)      (13)
       Accrued post-retirement benefit cost
       in the balance sheet                         $   145   $   145

The Corporation's post-retirement health care plan is underfunded. The accumulated post-retirement benefit obligation and plan assets for that plan are $145,000 and $-
0-, respectively at December 31, 1995, and $121,000 and $-0-respectively at December 31, 1994.

Post-retirement expense includes the following components:

                                                 1995      1994       1993
Service cost                                   $    4    $    6    $    43
Interest cost on accumulated
     post-retirement benefit obligation            10        10         64
Actual return on plan assets                        -         -          -
Net amortization and deferral                     (11)       (5)        47
Benefit payments                                    -         -        (16)
          Post-retirement expense              $    3    $   11    $   138

The annual assumed rate of increase in the per capita cost of covered benefits for 1996 is 11.5% for medical benefits and 8.5% for dental benefits (compared to 12.0% and 9.0% for 1995 for the respective benefits). The rates are assumed to decrease gradually to 6% (for medical 2007 and for dental in 2001), and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1995, by $6,000, and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for 1995 by $1,000. The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7.0% at December 31, 1995, and 8.5% at December 31, 1994. The long-term inflation rate assumed was 4% for both years.

11. Leases

The subsidiary bank utilized certain bank premises and equipment under long-term leases expiring at various dates.
In certain cases, these leases contain renewal options and generally provide that the Corporation will pay for insurance, taxes and maintenance.
As of December 31, 1995, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

                                                Operating Leases
     Year ending December 31,
          1996                                  $    117
          1997                                       117
          1998                                        65
          1999                                        47
          2000                                        47
     Thereafter                                      237
               Total minimum lease payments     $    630

Rental expense under operating leases approximated $86,000 in 1995, $83,000 in 1994, and $82,000 in 1993.

12. Related Party Transactions

Certain directors and executive officers and their associates were customers of, and had other transactions with, the subsidiary bank in the ordinary course of business in 1995 and 1994. The outstanding balance of all loans to the related parties was $6,800,000 and $4,904,000 at December 31, 1995 and 1994, respectively. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

13. Financial Instruments with Off-Balance-Sheet Risk

The subsidiary bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
The following represents financial instruments whose contract amounts represent credit risk at December 31:

                                           Contract Amount
                                          1995         1994
     Commitments to extend credit  $    16,021    $  14,210
     Standby letters of credit             866        1,307

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing properties.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Of the standby letters of credit, $587,000 will expire in 1996, while the remaining $279,000 expire in various years through 2005. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

14. Concentration of Credit Risk

The subsidiary bank extends commercial, consumer, and real estate loans to customers primarily located in Belmont, Harrison, and Tuscarawas Counties in Ohio and Ohio County, West Virginia. While the loan portfolios are diversified, the ability of the borrowers to meet their contractual obligations partially depends upon the general economic condition of Southeastern Ohio and the Northern Panhandle of West Virginia.

15. Limitation on Dividends

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its retained net profits of the preceding two years. Under this formula, the bank can declare dividends in 1996 without approval of the Comptroller of the Currency of approximately $6,200,000 plus an additional amount equal to the bank's net profit for 1996 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the shareholders of Belmont Bancorp.

16. Other Operating Expenses

Other operating expenses include the following:

                                    1995      1994      1993
Taxes other than payroll
and real estate                 $    287  $    228  $    267
Supplies and printing                295       262       249
Insurance, including
Federal Deposit Insurance            430       616       581
Data processing                       64       281       303
Advertising                          159       102       121
Amortization of intangibles          415       415       416
Other (individually less than
1% of total interest income)       1,300     1,068       980
Total                           $  2,950  $  2,972  $  2,917

17. Restrictions on Cash

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank. The average amounts of the reserve balance for the years ended December
31, 1995 and 1994, were $1,724,000 and $1,734,000,
respectively.

18. Cash Flow Information

The Corporation's policy is to include cash on hand, amounts due from banks and federal funds sold in the definition of cash and cash equivalents.

Cash payments for interest in 1995, 1994, and 1993 were $10,856,000, $8,670,000, and $8,880,000, respectively. Cash payments for income taxes for 1995, 1994, and 1993 were $1,740,000, $1,030,000, and $462,000, respectively.

19. Preferred Stock

On October 2, 1992, the Corporation issued 10,000 shares of $100 par value, non-voting, senior cumulative preferred stock. Dividends are payable quarterly in an amount equal to $8 per annum. The shares are subject to a dividend adjustment feature at January 1, 2000, which provides for an increase in the dividend rate based on the prime rate of interest. The stock has a liquidation preference of $100 per share and a stated redemption value of $100 per share. The shares also contain conversion rights, effective January 1, 2000, permitting shareholders after that date to convert one share of preferred stock for 11.11 shares of the Corporation's common stock.

20. Fair Value of Financial Statements

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlements of the instruments. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. In addition, the value of long-term relationships with depositors and other customers are not reflected. The value of these items is significant. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

The following methods and assumptions were used in estimating fair values of financial instruments as disclosed herein:

Cash and Cash Equivalents: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities and Securities Available for Sale:
For debt securities, derivative instruments and marketable equity securities held for investment purposes and for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans: For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings: These liabilities represent primarily overnight borrowings and debt maturing within ninety days of issuance with interest rates adjusted weekly.
Accordingly, the carrying amount is a reasonable estimate of fair value.

Long-Term Debt: The fair values of long-term debt are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.
The fair values of the Corporation's financial instruments are as follows:

                                         1995                  1994
                                  Carrying   Estimated  Carrying   Estimated
                                    Amount  Fair Value    Amount  Fair Value
Financial assets:
Cash and cash equivalents         $ 10,175    $ 10,175  $ 11,770    $ 11,770
Securities available for sale      112,109     112,109    49,132      49,132
Securities held to maturity         23,726      23,758    92,463      86,828
Loans, net                         157,254     160,186   145,559     143,300
Financial liabilities:
Deposits                           246,850     247,255   255,923     257,123
Short-term borrowings               38,665      38,665    35,498      35,498
Long-term debt                       4,802       4,864         -           -

21. Condensed Parent Company Financial Statements

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for Belmont Bancorp.
Balance Sheets

                                              1995       1994
Assets
     Cash                                  $    23    $   377
     Investment in subsidiaries
     (at equity in net assets)              24,485     19,504
     Equity securities                         120         60
     Advances to subsidiaries, net             398        145
     Prepaid taxes                             158        148
       Total Assets                        $25,184    $20,234
Liabilities
     Accrued dividends                     $    20    $    20

Shareholders' Equity
     Preferred stock
     Senior cumulative preferred stock       1,000      1,000
     Common stock                            1,057      3,777
     Capital surplus                         7,781      5,061
     Treasury stock-832 shares in 1995
     and 424 shares in 1994                     (8)        (8)
     Retained earnings-appropriated            850        850
     Retained earnings-unappropriated       14,148     11,026
     Net unrealized gain (loss)
     on securities available for sale          336     (1,492)
       Total shareholders' equity           25,164     20,214
       Total Liabilities and Shareholders'
       Equity                              $25,184    $20,234

Statement of Income
                                                1995       1994    1993

Operating Income
  Dividends from subsidiaries                $ 1,084     $  879  $  780
  Other income                                    10         10       9
  Total income                                 1,094        889     789
Operating Expenses                               (59)       (33)    (30)
Nonoperating Income                                -          -       1
  Income before income tax and equity in
  undistributed income of subsidiaries         1,035        856     760
Income Tax (credit)                              (18)        (8)     (8)
Equity in Undistributed Income
  of Subsidiaries                              3,153      2,370   1,801
    Net Income                               $ 4,206     $3,234  $2,569

Statement of Cash Flows

                                                1995       1994      1993

Operating Activities
  Net income                                  $4,206     $3,234    $2,569
  Adjustments to reconcile net income to
  net cash provided by operating activities:
    Undistributed earnings of affiliates      (3,153)    (2,370)   (1,801)
    Investment securities gains                    -          -        (1)
    Changes in operating assets and
    liabilities:
      Prepaid taxes                              (10)      (148)      121
      Accrued expenses                             -       (166)      166
      Net cash provided by operating
      activities                               1,043        550     1,054
Investing Activities
     Payments (to) from subsidiaries            (253)       539      (464)
     Proceeds from sales of equity
     securities                                    -          -         1
     Investment purchases                        (60)         -         -
       Net cash provided (used) by
       investing activities                     (313)       539      (463)
Financing Activities
     Cash paid for fractional shares               -        (10)        -
     Sale of treasury stock                        -          5         1
     Dividends                                (1,084)      (879)     (780)
     Net cash used by financing activities    (1,084)      (884)     (779)

Increase (Decrease) in Cash & Cash
Equivalents                                     (354)       205      (188)
Cash and Cash Equivalents at
Beginning of Year                                377        172       360
Cash and Cash Equivalents
at End of Year                                $   23     $  377    $  172

Supplemental disclosure:
The Corporation made income tax payments of $1,740,000, $1,030,000 and $462,000 in 1995, 1994, and 1993,
respectively. These payments represented income tax payments for the Corporation and its consolidated subsidiaries.

The Corporation incurred no interest expense in 1995, 1994 or 1993.

Opinion of Independent Certified Public Accountants

Board of Directors
Belmont Bancorp.
St. Clairsville, Ohio

We have audited the accompanying consolidated balance sheets of Belmont Bancorp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows, for each of the three years in the period ended December 31, 1995.
These financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Belmont Bancorp. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of its operations, changes in shareholders' equity, and cash flows, for each of the three years in the period ended December 31, 1995, in conformity and with generally accepted accounting principles.

As discussed in Note 2 to the Consolidated Financial
Statements, in 1994, Belmont Bancorp. changed its method of accounting for debt and equity securities and, in 1993, changed its methods of accounting for income taxes and post retirement benefits other than pensions.

S. R. Snodgrass A. C.
Wheeling, West Virginia
January 23, 1996

Report on Management's Responsibilities

Management of Belmont Bancorp. is responsible for the accurate and objective preparation of the consolidated financial statements and the estimates and judgements upon which certain financial statements are based. Management is also responsible for preparing the other financial information included in this annual report. In our opinion, the financial statements on the preceding pages have been prepared in conformity with generally accepted accounting principles and other financial information in this annual report is consistent with the financial statements.

Management is also responsible for establishing and maintaining an adequate internal control system which encompasses policies, procedures and controls directly related to, and designed to provide reasonable assurance as to the integrity and reliability of the financial reporting process and the financial statements generated therefrom.
The concept of reasonable assurance is based on the recognition that there are inherent limitations in all systems of internal control, and that the cost of such systems should not exceed the benefits to be derived therefrom.

The systems and controls and compliance therewith are reviewed by an extensive program of internal audits and by our independent auditors. Their activities are coordinated to obtain maximum audit coverage with a minimum of duplicate effort and cost. The independent auditors have access to all internal audit work papers. Management believes the system of internal control effectively meets its objectives of reliable financial reporting.

The Board of Directors pursues its responsibility for the quality of the Corporation's financial reporting primarily through its Audit Committee which is comprised solely of outside directors. The Audit Committee meets regularly with management, the internal auditor and independent auditors to ensure that each is meeting its responsibilities and to discuss matters concerning internal controls, accounting and financial reporting. The internal auditor and independent auditors have full and free access to the Audit Committee.

J. Vincent Ciroli, Jr.
President and Chief Executive Officer
Belmont Bancorp.
Belmont National Bank

William Wallace                         Jane R. Marsh
Vice President, Belmont Bancorp.        Secretary, Belmont Bancorp.
Executive Vice President and            Senior Vice President
Chief Operating Officer                 Controller and Cashier
Belmont National Bank                   Belmont National Bank
Belmont Bancorp. and Subsidiaries

Consolidated Average Balance Sheets
For the Years Ended December 31, 1995, 1994, and 1993
(Fully Taxable Equivalent Basis) ($000s)

                          1995                    1994                   1993
               Average         Average  Average         Average Average         Aver.
               Out-     Revenue/ Yield/ Out-    Revenue/ Yield/ Out-    Revenue/Yield/
               standing    Cost  Rate   standing  Cost   Rate   standing  Cost  Rate
Assets
Interest
earning
assets
Loans and
leases         $152,502 $ 14,347 9.41% $134,952 $ 11,779 8.73% $120,218 $ 10,753 8.94%
Securities
Taxable         113,409    7,768 6.85%  114,468    6,810 5.95%  111,760    5,169 4.63%
Exempt
from
income
taxes            25,689    2,062 8.03%   21,866    1,746 7.98%   12,474    1,104 8.85%
Trading
account
assets                -        -    -       138        1 0.72%      831       45 5.42%
Federal
funds sold          805       47 5.84%      130        4 3.08%    4,147      125 3.01%
Interest
bearing
deposits              -        -    -         -        -    -        98        2 2.04%
Total
interest
earning
assets          292,405   24,224 8.28%  271,554   20,340 7.49%  249,528   17,198 6.89%
Cash and
due from
banks             8,448                   8,275                   7,823
Other
assets           12,927                  12,014                  11,568
Market
value
apprecia
tion
(deprecia
tion) of
securities
available for
sale               (731)                   (860)                      -
Allowance
for possible
loan loss        (2,139)                 (1,427)                 (1,328)
Total
Assets         $310,910                $289,556                $267,591

Liabilities
Interest
bearing
liabilities
Interest
checking        $25,953   $  614 2.37% $ 26,764   $  581 2.17% $ 30,895   $  745 2.41%
Savings          78,679    2,359 3.00%   95,655    2,850 2.98%   85,865    2,788 3.25%
Other time
deposits        121,329    6,049 4.99%   99,660    4,434 4.45%  106,706    4,992 4.68%
Other
borrowings       34,665    1,905 5.50%   21,217      942 4.44%    3,675       91 2.48%
Total
interest
bearing
liabili
ties            260,626   10,927 4.19%  243,296    8,807 3.62%  227,141    8,616 3.79%
Demand
deposits         25,819                  24,797                  21,093
Other
liabilities       1,632                   1,583                   1,272
Total
liabili-
ties            288,077                 269,676                 249,506
Share-
holders'
Equity           22,833                  19,880                  18,085
Total
Liabilities
and
Share-
holders'
Equity         $310,910                $289,556                $267,591
Net
interest
income
margin
on a
taxable
equivalent
basis                     13,297 4.55%            11,533 4.25%             8,582 3.44%
Net interest
rate spread                      4.09%                   3.87%                   3.10%
Interest
bearing
liabilities
to interest
earning
assets                          89.13%                  89.59%                  91.03%

Fully taxable equivalent basis computed at effective federal tax rate of 34%.
Average loan balances include nonperforming loans.

Analysis of Net Interest Income Changes
For the Years Ended December 31, 1995, 1994 and 1993 (Fully
Taxable Equivalent Basis) (000's)

                    1995 Compared to 1994            1994 Compared to 1993
               Volume   Yield    Mix   Total   Volume    Yield     Mix   Total
Increase
(decrease) in
interest income
  Loans and
  leases       $1,532  $  917  $ 119  $2,568   $1,318   $ (260)  $ (32) $1,026
  Securities
  Taxable         (63)  1,031    (10)    958      125    1,480      35   1,640
  Exempt
  from
  income
  taxes           305       9      2     316      831     (108)    (81)    642
  Trading
  account
  assets           (1)     (1)     1      (1)     (38)     (39)     33     (44)
  Federal
  funds sold       21       4     18      43     (121)       3      (3)   (121)
  Interest
  bearing
  deposits          -       -      -       -       (2)      (2)      2      (2)
    Total
    interest
    income
    change      1,794   1,960    130   3,884    2,113    1,074     (46)  3,141

Increase
(decrease) in
interest
expense
Interest
checking          (18)     52     (1)     33     (100)     (74)     10    (164)
Savings          (506)     18     (3)   (491)     318     (230)    (26)     62
Other time
deposits          964     535    116   1,615     (330)    (245)     17    (558)
Short-term
borrowings        597     224    142     963      434       72     345     851
Total
interest
expense
change          1,037     829    254   2,120      322     (477)    346     191
Increase
(decrease)
in net
interest
income on
a taxable
equivalent
basis          $  757  $1,131  $(124) $1,764   $1,791   $1,551   $(392) $2,950
(Increase)
decrease in
taxable
equivalent
adjustment                              (145)                             (215)

Net interest
income change                         $1,619                            $2,735

Belmont Bancorp. Directors

John A. Belot
President,
Walden Industries, Inc.

J. Vincent Ciroli, Jr.
President and Chief Executive Officer,
Belmont Bancorp. and Belmont National Bank

William P. Goddard
Director

John H. Goodman, II
Realtor, President, Goodman Group, Inc.

Mary L. Holloway Haning
Special Projects Coordinator,
Plastic Surgery, Inc.

Charles J. Kaiser, Jr.
Attorney-at-Law, Partner,
Phillips, Gardill, Kaiser and Altmeyer

Terrence A. Lee
Chairman,
Belmont Bancorp. and Belmont National Bank;
CPA, Partner, Lee, O'Connor & Associates

Dana J. Lewis
President, Zanco Enterprises, Inc.

James R. Miller
Vice President and General Manager,
Joy Technologies, Inc.

W. Quay Mull, II
Chairman, Mull Machine Company

Tom Olszowy
Independent Insurance Agent,
Tom Olszowy Insurance

Keith A. Sommer
Attorney, Partner,
Sommer, Solovan, Liberati and Shaheen

William Wallace
Vice President, Belmont Bancorp.;
Executive Vice President and
Chief Operating Officer,
Belmont National Bank

Charles A. Wilson, Jr.
Vice Chairman, Belmont Bancorp.
and Belmont National Bank;
President, Wilson Funeral & Furniture Co.

Belmont Bancorp. Officers

Terrence A. Lee
Chairman

Charles A. Wilson, Jr.
Vice Chairman

J. Vincent Ciroli, Jr.
President and Chief Executive Officer

William Wallace
Vice President

Jane R. Marsh
Secretary

Belmont National Bank Officers

Terrence A. Lee
Chairman

Charles A. Wilson, Jr.
Vice Chairman

J. Vincent Ciroli, Jr.
President and Chief Executive Officer

William Wallace
Executive Vice President and Chief Operating Officer

Jane R. Marsh
Senior Vice President, Controller and Cashier

Robert A. Brown
Vice President, Marketing
and Product Development Manager

J. Douglas Cash
Vice President and Regional Manager

Richard E. Dolan
Vice President and Trust Officer

Gerald J. Elliott
Vice President and Compliance Officer

Larry G. Gibbs
Vice President & Trust Officer

Logan B. Sturgeon
Vice President & Senior Trust Officer

Trent B. Troyer
Vice President and Regional Manager

Belmont Financial Network, Inc.

J. Vincent Ciroli, Jr.
Chairman and President

Jane R. Marsh
Secretary and Treasurer

Belmont Investment and Financial Services,Inc.

J. Vincent Ciroli, Jr.
President and Chief Executive Officer

William Wallace
Vice President, Secretary and Treasurer

Belmont National Bank Locations

Bridgeport Office
325 Main Street
Bridgeport, OH  43912
(614) 635-1142

Cadiz Office
657 Lincoln Avenue
Cadiz, OH  43907
(614) 942-4664

Jewett Office
318 East Main Street
Jewett, OH  43986
(614) 946-2411

Lansing Office
55160 National Road
Lansing, OH  43934
(614) 635-1454

New Philadelphia Office
152 North Broadway
New Philadelphia, OH  44663
(330) 343-5518


Ohio Valley Mall Office
Ohio Valley Mall
St. Clairsville, OH  43950
(614) 695-9926

St. Clairsville Office
154 West Main Street
St. Clairsville, OH  43950
(614) 695-3323

Schoenbrunn Office
2300 East High Avenue
New Philadelphia, OH  44663
(216) 339-9200

Shadyside Office
4105 Central Avenue
Shadyside, OH  43947
(614) 671-9346

Woodsdale Office
980 National Road
Wheeling, WV  26003
(304) 233-9691

Wabash Avenue Drive-In Office
525 Wabash Avenue
New Philadelphia, OH  44663

Belmont Bancorp.
325 Main Street
Bridgeport, OH 43912
(614) 695-3323

Notice of Form 10-K
Upon written request of any shareholder on record on December 31, 1995, the Corporation will provide, without charge, a copy of its 1995 Annual Report on Form 10-K, including financial statements and schedules, as required to be filed with the Securities and Exchange Commission. To obtain a copy of Form 10-K, contact Ms. Teri Walters, Administrative Officer, Belmont Bancorp., 325 Main Street, Bridgeport, OH 43912.